NEWS RELEASE
FOR IMMEDIATE RELEASE
July 26, 2023
CAPITOL FEDERAL FINANCIAL, INC.®
REPORTS THIRD QUARTER FISCAL YEAR 2023 RESULTS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced results today for the quarter ended June 30, 2023. For best viewing results, please view this release in Portable Document Format (PDF) on our website, http://ir.capfed.com.

Highlights for the quarter include:
•net income of $8.3 million;
•basic and diluted earnings per share of $0.06;
•net interest margin of 1.32% (1.39% excluding the effects of the leverage strategy);
•paid dividends of $0.085 per share; and
•on July 25, 2023, announced a cash dividend of $0.085 per share, payable on August 18, 2023 to stockholders of record as of the close of business on August 4, 2023.

Comparison of Operating Results for the Three Months Ended June 30, 2023 and March 31, 2023

For the quarter ended June 30, 2023, the Company recognized net income of $8.3 million, or $0.06 per share, compared to net income of $14.2 million, or $0.11 per share, for the quarter ended March 31, 2023. The decrease in net income was due primarily to higher deposit interest expense in the current quarter, partially offset by lower income tax expense. The net interest margin decreased 24 basis points, from 1.56% for the prior quarter to 1.32% for the current quarter. Excluding the effects of the leverage strategy discussed in the "Leverage Strategy" section below, the net interest margin decreased 32 basis points, from 1.71% for the prior quarter to 1.39% for the current quarter. The decrease in the net interest margin excluding the effects of the leverage strategy was due mainly to an increase in the cost of deposits. Management anticipates the reduction in the net interest margin will continue in the near term. See additional discussion in "Fiscal Year 2023 Outlook" below.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent. The weighted average yield on loans receivable increased nine basis points and the weighted average yield on cash and cash equivalents increased 61 basis points compared to the prior quarter.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2023	2023	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$71,918	$69,319	$2,599	3.7%
Cash and cash equivalents	10,009	10,977	(968)	(8.8)
Mortgage-backed securities ("MBS")	4,562	4,748	(186)	(3.9)
Federal Home Loan Bank Topeka ("FHLB") stock	3,260	3,607	(347)	(9.6)
Investment securities	895	895	—	—
Total interest and dividend income	$90,644	$89,546	$1,098	1.2

The increase in interest income on loans receivable was due to an increase in the weighted average yield, along with an increase in the average balance of commercial loans and correspondent one-to four-family loans. The increase in the weighted average yield was due primarily to originations and purchases/participations at higher market yields, as well as disbursements on commercial construction loans at rates higher than the overall portfolio rate and upward repricing of existing adjustable-rate loans due to higher market interest rates. The decrease in interest income on cash and cash equivalents was due mainly to a decrease in the average balance of cash associated with the leverage strategy compared to the prior quarter due to a reduction in the leverage strategy usage in the current quarter, partially offset by an increase in the average balance of operating cash, as proceeds from the Federal Reserve's Bank Term Funding Program ("BTFP") have been held in cash as management evaluates funding and balance sheet management options, and an increase in the yield earned on balances held at the Federal Reserve Bank of Kansas City ("FRB of Kansas City") due to higher market interest rates. The decrease in dividend income on FHLB stock was due mainly to a decrease in the average balance of FHLB stock associated with the leverage strategy, partially offset by an increase in the dividend rate paid by FHLB.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent. The weighted average rate paid on deposits increased 59 basis points and the weighted average rate paid on borrowings not associated with the leverage strategy increased 23 basis points compared to the prior quarter.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2023	2023	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Borrowings	$31,449	$31,447	$2	—%
Deposits	24,445	16,140	8,305	51.5
Total interest expense	$55,894	$47,587	$8,307	17.5

During the current quarter, interest expense on borrowings associated with the leverage strategy decreased $3.3 million due to a reduction in usage of the leverage strategy. This was almost entirely offset by an increase in interest expense on borrowings not associated with the leverage strategy, due primarily to BTFP borrowings which have been held in cash as management evaluates funding and balance sheet management options. The increase in interest expense on deposits was due primarily to increases in the weighted average rate paid and average balance of the certificate of deposit portfolio and an increase in the weighted average rate paid on money market accounts. Early in the current quarter, management increased the rates offered on the Bank's money market accounts in an effort to slow the outflow of deposit balances.

Provision for Credit Losses
For the quarter ended June 30, 2023, the Bank recorded a provision for credit losses of $1.3 million, compared to a provision for credit losses of $891 thousand for the prior quarter. The provision for credit losses in the current quarter was comprised of a $2.5 million increase in the allowance for credit losses ("ACL") for loans, partially offset by a $1.2 million decrease in the reserve for off-balance sheet credit exposures. The provision for credit losses associated with the ACL was due primarily to worsening economic forecast conditions compared to the prior quarter, commercial loan growth, and a reduction in prepayment speeds related to the commercial loan portfolio. The release of provision for credit losses associated with the reserve for off-balance sheet credit exposures was due primarily to refining our methodology to account for the estimated credit losses on unfunded commercial construction-to-permanent loans and commitments for the time period after construction is expected to be completed.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2023	2023	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$3,404	$3,122	$282	9.0%
Insurance commissions	888	877	11	1.3
Other non-interest income	1,522	1,084	438	40.4
Total non-interest income	$5,814	$5,083	$731	14.4

The increase in other non-interest income was due mainly to an increase in income on bank-owned life insurance related to the receipt of death benefits during the current quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2023	2023	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$13,200	$12,789	$411	3.2%
Information technology and related expense	6,118	5,789	329	5.7
Occupancy, net	3,556	3,568	(12)	(0.3)
Regulatory and outside services	1,436	1,305	131	10.0
Advertising and promotional	1,447	1,333	114	8.6
Federal insurance premium	1,231	1,246	(15)	(1.2)
Deposit and loan transaction costs	615	690	(75)	(10.9)
Office supplies and related expense	546	631	(85)	(13.5)
Other non-interest expense	1,187	1,280	(93)	(7.3)
Total non-interest expense	$29,336	$28,631	$705	2.5

The increase in salaries and employee benefits was mainly related to merit increases during the current quarter. The increase in information technology and related expense was due primarily to an increase in professional services related to the Company's digital transformation, discussed below, and other technology-related projects.

The Company's efficiency ratio was 72.32% for the current quarter compared to 60.86% for the prior quarter. The change in the efficiency ratio was due primarily to lower net interest income. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A higher value indicates that it is costing the financial institution more money to generate revenue, relative to the net interest margin and non-interest income.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and the effective tax rate.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2023	2023	Dollars	Percent
	(Dollars in thousands)
Income before income tax expense	$9,904	$17,520	$(7,616)	(43.5)%
Income tax expense	1,602	3,331	(1,729)	(51.9)
Net income	$8,302	$14,189	$(5,887)	(41.5)

Effective Tax Rate	16.2%	19.0%

The decrease in income tax expense was due primarily to lower pretax income in the current quarter and partially to a lower effective tax rate. The decrease in effective tax rate was due primarily to lower projected pretax income, as the Company's permanent differences, which generally reduce our tax rate, have a larger impact on the overall effective rate.

Comparison of Operating Results for the Nine Months Ended June 30, 2023 and 2022

The Company recognized net income of $38.7 million, or $0.29 per share, for the current year period compared to net income of $65.0 million, or $0.48 per share, for the prior year period. The decrease in net income was due primarily to lower net interest income, along with recording a provision for credit losses of $5.9 million for the current year period compared to a release of provision of $5.7 million for the prior year period, partially offset by lower income tax expense. The net interest margin decreased 32 basis points, from 1.82% for the prior year period to 1.50% for the current year period. Excluding the effects of the leverage strategy, the net interest margin decreased 38 basis points, from 2.04% for the prior year period to 1.66% for the current year period. The decrease in the net interest margin excluding the effects of the leverage strategy was due mainly to an increase in the cost of borrowings and deposits, which exceeded the increase in loan yields.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2023	2022	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$206,056	$168,086	$37,970	22.6%
Cash and cash equivalents	37,657	4,931	32,726	663.7
MBS	14,121	14,494	(373)	(2.6)
FHLB stock	11,025	6,166	4,859	78.8
Investment securities	2,671	2,423	248	10.2
Total interest and dividend income	$271,530	$196,100	$75,430	38.5

The increase in interest income on loans receivable was due to an increase in the average balance and weighted average yield of the loan portfolio. The increase in the average balance was mainly in the correspondent one-to four-family and commercial real estate loan portfolios. The increase in the weighted average yield was due primarily to originations and purchases at higher market yields, as well as disbursements on commercial construction loans at rates higher than the overall portfolio rate and upward repricing of existing adjustable-rate loans due to higher market interest rates. The increase in interest income on cash and cash equivalents was due mainly to a higher yield on cash related to an increase in FRB interest rates. The increase in dividend income on FHLB stock was due mainly to a higher FHLB dividend rate compared to the prior year period, along with an increase in the average balance of FHLB stock due to an increase in FHLB borrowings.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2023	2022	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Borrowings	$96,504	$27,961	$68,543	245.1%
Deposits	52,489	25,443	27,046	106.3
Total interest expense	$148,993	$53,404	$95,589	179.0

The increase in interest expense on borrowings was due primarily to an increase in the average balance and weighted average rate on borrowings not associated with the leverage strategy, along with an increase in the weighted average rate on the borrowings associated with the leverage strategy compared to the prior year period. Interest expense on borrowings not associated with the leverage strategy increased due to new borrowings added between periods, at market interest rates higher than the overall portfolio rate, to fund operational needs. Interest expense on borrowings associated with the leverage strategy increased $31.6 million compared to the prior year period. The increase in interest expense on deposits was due to an increase in the weighted average rate paid on the deposit portfolio, primarily certificates of deposit and money market accounts, partially offset by a decrease in the average balance of these portfolios.

Provision for Credit Losses
The Bank recorded a provision for credit losses during the current year period of $5.9 million, compared to a release of provision of $5.7 million during the prior year period. The provision for credit losses in the current year period was comprised of a $6.1 million increase in the ACL for loans and a $179 thousand decrease in reserves for off-balance sheet credit exposures. The provision for credit losses associated with the ACL was due primarily to worsening economic forecast conditions, along with a reduction in the projected prepayment speeds used in the model for all loan categories.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2023	2022	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$9,987	$10,331	$(344)	(3.3)%
Insurance commissions	2,560	2,042	518	25.4
Other non-interest income	3,702	4,664	(962)	(20.6)
Total non-interest income	$16,249	$17,037	$(788)	(4.6)
The increase in insurance commissions was due primarily to annual contingent insurance commissions received being higher than anticipated and the related accrual adjustments, along with overall commissions being higher in the current year. The decrease in other non-interest income was due mainly to the prior year period including gains on a loan-related financial derivative agreement, with no such gains in the current year period, along with a decrease in income on bank-owned life insurance compared to the prior year period due to a reduction in the yield and death benefits received between the two periods.
Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2023	2022	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$39,687	$42,332	$(2,645)	(6.2)%
Information technology and related expense	16,977	13,268	3,709	28.0
Occupancy, net	10,598	10,593	5	—
Regulatory and outside services	4,274	4,212	62	1.5
Advertising and promotional	3,613	3,626	(13)	(0.4)
Federal insurance premium	3,289	2,200	1,089	49.5
Deposit and loan transaction costs	1,916	2,050	(134)	(6.5)
Office supplies and related expense	1,810	1,464	346	23.6
Other non-interest expense	3,576	3,299	277	8.4
Total non-interest expense	$85,740	$83,044	$2,696	3.2

The decrease in salaries and employee benefits was attributable mainly to a decrease in incentive compensation, along with a reduction in loan commissions due to a reduction in loan origination activity, and an increase in capitalized payroll costs related to the digital transformation project. The increase in information technology and related expenses was due mainly to third-party project management expenses associated with the Bank's ongoing digital transformation project, along with higher software licensing expenses due to agreement renewals at higher costs. The increase in federal insurance premium expense was due mainly to an increase in the Federal Deposit Insurance Corporation ("FDIC") assessment rate. The increase in office supplies and related expense was due primarily to the write-off of the Bank's remaining inventory of unissued non-contactless debit cards, which have now become obsolete, as well as to an increase in supplies and postage expense. The increase in other non-interest expense was due mainly to expenses associated with the collateral received on the Bank's interest rate swap agreements.

The Company's efficiency ratio was 61.78% for the current year period compared to 51.99% for the prior year period. The change in the efficiency ratio was due primarily to lower net interest income in the current year period.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and effective tax rate.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2023	2022	Dollars	Percent
	(Dollars in thousands)

Income before income tax expense	$47,171	$82,379	$(35,208)	(42.7)%
Income tax expense	8,440	17,418	(8,978)	(51.5)
Net income	$38,731	$64,961	$(26,230)	(40.4)

Effective Tax Rate	17.9%	21.1%
The decrease in income tax expense was due primarily to lower pretax income in the current year period and partially to a decrease in the effective tax rate. The decrease in the effective tax rate was due primarily to lower projected pretax income in the current year, as the Company's permanent differences, which generally reduce our tax rate, have a larger impact on the overall effective rate.

Financial Condition as of June 30, 2023

The following table summarizes the Company's financial condition at the dates indicated.

			Annualized		Annualized
	June 30,	March 31,	Percent	September 30,	Percent
	2023	2023	Change	2022	Change
	(Dollars and shares in thousands)
Total assets	$10,294,127	$10,085,770	8.3%	$9,624,897	9.3%
Available-for-sale ("AFS") securities	1,444,867	1,505,808	(16.2)	1,563,307	(10.1)
Loans receivable, net	7,963,360	7,958,567	0.2	7,464,208	8.9
Deposits	6,092,840	6,144,435	(3.4)	6,194,866	(2.2)
Borrowings	2,986,162	2,696,604	43.0	2,132,154	53.4
Stockholders' equity	1,061,285	1,072,034	(4.0)	1,096,499	(4.3)
Equity to total assets at end of period	10.3%	10.6%		11.4%
Average number of basic shares outstanding	133,199	133,150	0.1	135,773	(2.5)
Average number of diluted shares outstanding	133,199	133,150	0.1	135,773	(2.5)

During the current quarter, total assets increased by $208.4 million largely due to an increase in operating cash related to proceeds from BTFP borrowings being held in cash as management evaluates funding and balance sheet management options. While the total loan portfolio balance remained relatively unchanged, there was a shift in the mix as commercial loans increased $42.5 million, partially offset by a $36.1 million decrease in one- to four-family loans, including a $26.9 million decrease in one- to four-family correspondent loans. The Bank continues to reduce purchases of correspondent loans with the intention of correspondent purchases near zero, which will result in a continued decrease in the balance of that portfolio. The securities portfolio decreased $60.9 million during the current quarter as cash flows from securities were used for other operational needs.

Total liabilities increased $219.1 million during the current quarter due to an increase in borrowings of $289.6 million, partially offset by a decrease in deposits of $51.6 million. The increase in borrowings was due primarily to proceeds from new BTFP borrowings totaling $500.0 million, partially offset by a reduction in FHLB borrowings as the FHLB line of credit balance was paid off and a maturing $100.0 million FHLB advance was not renewed. Management continues to evaluate funding and balance sheet management options and may pay down additional maturing FHLB advances using proceeds from BTFP borrowings. The decrease in deposits was due primarily to non-maturity deposits, which decreased $217.6 million, partially offset by a $123.8 million increase in retail certificates of deposit and a $41.9 million increase in public unit certificates of deposit.

Total assets increased $669.2 million from September 30, 2022 to June 30, 2023. The increase was mainly composed of a $499.2 million increase in the loan portfolio and a $280.2 million increase in operating cash, partially offset by a $118.4 million decrease in securities. Deposits decreased $102.0 million during that same time period, so the balance sheet growth was funded with additional borrowings. The decrease in deposits during the current year period was mainly in non-maturity deposits which decreased $538.2 million, largely money market accounts, partially offset by a $350.1 million increase in retail certificates of deposit and $78.5 million increase in public unit certificates of deposit. During the March 2023 quarter, the Bank held a certificate of deposit promotional campaign which resulted in $177.3 million in new retail certificates of deposit with the majority of the funds coming from customer transfers from existing deposits within the Bank. The additional decrease in non-maturity deposit balances above the certificate of deposit promotional campaign was likely due to depositors moving funds to alternative, higher yielding investment products and/or withdrawing funds for customer spending. The increase in borrowings was composed of $500.0 million in BTFP borrowings with a term of one year and a rate of 4.70%, and a net increase of $354.0 million in FHLB borrowings. While it is still management's expectation that we will stay under $10 billion in total assets at September 30, 2023, that threshold was exceeded at March 31, 2023 and June 30, 2023.

We are working to limit the growth in total assets and are evaluating funding options as FHLB borrowings mature and other balance sheet management opportunities. We are expecting to reduce the size of the one- to four-family correspondent loan portfolio over the coming months and use that cash to pay down borrowings. Slower growth or no growth in our one- to four-family originated loan portfolio will help to conserve cash as well. There were $75.4 million and $86.2 million in one-to four-family originated commitments at June 30, 2023 and March 31, 2023 respectively, and $3.2 million and $14.9 million of one-to four-family correspondent commitments at June 30, 2023 and March 31, 2023 respectively. The Bank continues to receive good commercial loan opportunities from strong borrowers and as these opportunities present themselves, we may sell select securities at a loss to help stay under $10 billion in assets for the foreseeable future and provide capacity in the balance sheet to fund these loan opportunities. At June 30, 2023, there was $418.2 million of undisbursed funds related to commercial real estate and construction loans and $17.8 million of commercial real estate and construction commitments. Funding deposit run-off continues to be a challenge and could require the use of longer-term funding.

The following table summarizes loan originations and purchases, deposit activity, and borrowing activity, along with certain related weighted average rates, during the periods indicated. The borrowings presented in the table have original contractual terms of one year or longer.

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2023		June 30, 2023
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Loan originations, purchases, and participations
One- to four-family and consumer:
Originated	$117,373	6.27%	$363,556	5.70%
Purchased	35,508	4.61	402,199	4.99

Commercial:
Originated	117,687	6.96	416,902	5.83
Participations/Purchased	26,861	9.45	211,075	6.60
	$297,429	6.63	$1,393,732	5.67

Deposit Activity
Non-maturity deposits	$(217,596)		$(538,223)
Retail/Commercial certificates of deposit	124,086		357,688

Borrowing activity
Maturities and repayments	(107,418)	1.98	(222,254)	1.89
New borrowings	100,000	4.17	650,000	4.47
BTFP, net	500,000	4.70	500,000	4.70

Leverage Strategy
At times, the Bank has utilized a leverage strategy to increase earnings which entails entering into short-term FHLB advances and depositing the proceeds from the borrowings, net of the required FHLB stock holdings, at the FRB of Kansas City. The borrowings were repaid prior to quarter end. The average balance of leverage strategy borrowings was $604.4 million and $979.2 million during the quarters ended June 30, 2023 and March 31, 2023, respectively, and $1.16 billion for the nine months ended June 30, 2023. At times during the current quarter, the leverage strategy was not profitable and therefore was not utilized, resulting in a decrease in the average outstanding balance of leverage strategy borrowings compared to the prior quarter. Net income attributable to the leverage strategy was $86 thousand and $959 thousand for the quarter and nine months ended June 30, 2023, respectively. When the leverage strategy is in place, it reduces the net interest margin due to the amount of earnings from the transaction in comparison to the size of the transaction. Management continues to monitor the net interest rate spread and overall profitability of the strategy.

Stockholders' Equity
Stockholders' equity totaled $1.06 billion at June 30, 2023. During the nine months ended June 30, 2023, the Company paid cash dividends totaling $71.8 million. These cash dividends totaled $0.535 per share and consisted of a $0.28 per share cash true-up dividend related to fiscal year 2022 earnings and three regular quarterly cash dividends of $0.085 per share.
Accumulated other comprehensive loss was $126.7 million at June 30, 2023 of which $136.1 million was attributable to unrealized losses on AFS securities, partially offset by $9.4 million of unrealized gains on derivatives. The unrealized loss on AFS securities increased at June 30, 2023 from $125.3 million at March 31, 2023, due mainly to changes in market interest rates.
On July 25, 2023, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.3 million, payable on August 18, 2023 to stockholders of record as of the close of business on August 4, 2023. In the long run, management considers the Bank's equity to total assets ratio of at least 9% an appropriate level of capital. At June 30, 2023, this ratio was 9.1%.
Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. As of June 30, 2023, the Bank's community bank leverage ratio ("CBLR") was 9.6%, which exceeded the minimum requirement of 9.0%. The CBLR is based on average assets. The leverage strategy increases average assets which in turn reduces the Bank's CBLR. As of June 30, 2023 the Bank exceeded all internal policy thresholds for sensitivity to changes in interest rates, and the Bank's risk-based tier 1 capital ratio was 18.6%.

At June 30, 2023, Capitol Federal Financial, Inc., at the holding company level, had $87.3 million in cash on deposit at the Bank. For fiscal year 2023, it is the intention of the Board of Directors to pay out the regular quarterly cash dividend of $0.085 per share, as well as all of the Company's earnings in excess of that amount. Dividend payments depend upon a number of factors, including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company level.

There remains $22.5 million authorized under the existing stock repurchase plan for additional purchases of the Company's common stock. Shares may be repurchased from time to time based upon market conditions, available liquidity and other factors. This plan has no expiration date; however, the FRB of Kansas City's existing approval for the Company to repurchase shares expires in August 2023.

The following table presents a reconciliation of total to net shares outstanding as of June 30, 2023.

Total shares outstanding	136,158,569
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(2,916,461)
Net shares outstanding	133,242,108
Fiscal Year 2023 Outlook
The rapid increase in short-term rates led by the Federal Reserve and the resulting inverted yield curve has caused decreases in the Bank's net interest margin. There has been a runoff in deposit balances and management has increased certificate of deposit and money market account rates to help mitigate the outflow. Higher mortgage loan rates have made the purchase of homes less affordable, which lowers the likelihood of existing one- to four-family loans at lower rates being paid off as a result of housing turnover. These dynamics have caused our balance sheet to change faster than what would typically occur in more stable rate environments. Net interest margin compression is anticipated to continue, and the margin is expected to compress more in the near term, possibly up to 10 basis points during the September 30, 2023 quarter. The continued net interest margin compression is due to the Federal Reserve continuing to increase short-term interest rates which is impacting the shape of the yield curve, the pace at which liabilities are repricing compared to assets, and deposit funds moving from lower costing deposit accounts to certificates of deposit. Loan growth is occurring at market interest rates that are higher than the overall loan portfolio rate; however, the pace at which the interest rate increases are occurring for liabilities is more than offsetting the benefit of the higher loan rates. As with managing the size of the balance sheet discussed above, management continues to evaluate funding options and plans to continue using shorter term advances, as necessary, with the anticipation that when rates begin to decrease, those borrowings can be repaid or repriced to lower cost alternatives.

Management intends to implement a new core processing system ("digital transformation") for the Bank by September 2023. The digital transformation is expected to better position the Bank for the future and allow for the introduction of new products and services to enhance customer experiences. Management anticipates information technology and related expenses will be approximately $5 million higher in fiscal year 2023 compared to fiscal year 2022 due to the digital transformation. In addition, it is expected there will be approximately $1 million more of information technology and related expenses in fiscal year 2023 related to projects outside of the digital transformation and due to general cost increases. Overall, it is anticipated that information technology and related expenses will be approximately $6 million higher in fiscal year 2023 compared to fiscal year 2022, or approximately $24 million for the year. In fiscal year 2024, information technology and related expense is expected to decrease approximately $3 million from fiscal year 2023 levels due primarily to a reduction in professional service costs. Salaries and employee benefits are expected to be approximately $1 million lower in fiscal year 2023 compared to fiscal year 2022. Federal insurance premium expense is anticipated to be approximately $1.3 million higher in fiscal year 2023 compared to fiscal year 2022, due to the increase in the assessment rate that began in January 2023. Management anticipates the effective tax rate for fiscal year 2023 will be approximately 18%. This is lower than the previously provided projection of 19%, due mainly to lower projected pretax income as the Company's permanent differences, which generally reduce our tax rate, have a larger impact on the overall effective rate.

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 51 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Forward-Looking Statements

Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including: changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities; other governmental initiatives affecting the financial services industry; changes in accounting principles, policies or guidelines; fluctuations in interest rates and the effects of inflation or a potential recession, whether caused by Federal Reserve action or otherwise; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor or depositor sentiment; demand for loans in the Company's and its correspondent banks' market areas; the future earnings and capital levels of the Bank, which could affect the ability of the Company to pay dividends in accordance with its dividend policies; competition; and other risks detailed from time to time in documents filed or furnished by the Company with the Securities and Exchange Commission (SEC). Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	June 30,	March 31,	September 30,
	2023	2023	2022
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $308,127, $21,830 and $27,467)	$329,409	$60,207	$49,194
AFS securities, at estimated fair value (amortized cost of $1,624,837, $1,671,538 and $1,768,490)	1,444,867	1,505,808	1,563,307
Loans receivable, net (ACL of $22,399, $19,889 and $16,371)	7,963,360	7,958,567	7,464,208
FHLB stock, at cost	116,012	128,096	100,624
Premises and equipment, net	91,713	92,415	94,820
Income taxes receivable, net	5,894	3,890	1,266
Deferred income tax assets, net	26,889	24,383	33,884
Other assets	315,983	312,404	317,594
TOTAL ASSETS	$10,294,127	$10,085,770	$9,624,897

LIABILITIES:
Deposits	$6,092,840	$6,144,435	$6,194,866
Borrowings	2,986,162	2,696,604	2,132,154
Advances by borrowers	40,982	60,195	80,067
Other liabilities	112,858	112,502	121,311
Total liabilities	9,232,842	9,013,736	8,528,398

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 136,158,569, 136,144,725 and 138,858,884 shares issued and outstanding as of June 30, 2023, March 31, 2023, and September 30, 2022, respectively	1,361	1,361	1,388
Additional paid-in capital	1,167,979	1,168,059	1,190,213
Unearned compensation, ESOP	(28,497)	(28,910)	(29,735)
Retained earnings	47,148	50,167	80,266
Accumulated other comprehensive (loss) income, net of tax	(126,706)	(118,643)	(145,633)
Total stockholders' equity	1,061,285	1,072,034	1,096,499
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$10,294,127	$10,085,770	$9,624,897

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Nine Months Ended
	June 30,	March 31,	June 30,
	2023	2023	2023	2022
INTEREST AND DIVIDEND INCOME:
Loans receivable	$71,918	$69,319	$206,056	$168,086
Cash and cash equivalents	10,009	10,977	37,657	4,931
MBS	4,562	4,748	14,121	14,494
FHLB stock	3,260	3,607	11,025	6,166
Investment securities	895	895	2,671	2,423
Total interest and dividend income	90,644	89,546	271,530	196,100

INTEREST EXPENSE:
Borrowings	31,449	31,447	96,504	27,961
Deposits	24,445	16,140	52,489	25,443
Total interest expense	55,894	47,587	148,993	53,404

NET INTEREST INCOME	34,750	41,959	122,537	142,696

PROVISION FOR CREDIT LOSSES	1,324	891	5,875	(5,690)
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	33,426	41,068	116,662	148,386

NON-INTEREST INCOME:
Deposit service fees	3,404	3,122	9,987	10,331
Insurance commissions	888	877	2,560	2,042
Other non-interest income	1,522	1,084	3,702	4,664
Total non-interest income	5,814	5,083	16,249	17,037

NON-INTEREST EXPENSE:
Salaries and employee benefits	13,200	12,789	39,687	42,332
Information technology and related expense	6,118	5,789	16,977	13,268
Occupancy, net	3,556	3,568	10,598	10,593
Regulatory and outside services	1,436	1,305	4,274	4,212
Advertising and promotional	1,447	1,333	3,613	3,626
Federal insurance premium	1,231	1,246	3,289	2,200
Deposit and loan transaction costs	615	690	1,916	2,050
Office supplies and related expense	546	631	1,810	1,464
Other non-interest expense	1,187	1,280	3,576	3,299
Total non-interest expense	29,336	28,631	85,740	83,044
INCOME BEFORE INCOME TAX EXPENSE	9,904	17,520	47,171	82,379
INCOME TAX EXPENSE	1,602	3,331	8,440	17,418
NET INCOME	$8,302	$14,189	$38,731	$64,961

Average Balance Sheets
The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated, as well as selected performance ratios and other information for the periods shown. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	For the Three Months Ended
	June 30, 2023			March 31, 2023
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
One- to four-family loans:
Originated	$4,052,906	$34,224	3.38%	$4,050,515	$33,660	3.32%
Correspondent purchased	2,491,016	19,937	3.20	2,462,960	19,380	3.15
Bulk purchased	141,985	527	1.49	144,438	413	1.14
Total one- to four-family loans	6,685,907	54,688	3.27	6,657,913	53,453	3.21
Commercial loans	1,180,906	15,172	5.08	1,147,681	13,924	4.85
Consumer loans	102,390	2,058	8.06	102,649	1,942	7.67
Total loans receivable(1)	7,969,203	71,918	3.60	7,908,243	69,319	3.51
MBS(2)	1,126,953	4,562	1.62	1,173,366	4,748	1.62
Investment securities(2)(3)	525,012	895	0.68	525,012	895	0.68
FHLB stock(4)	146,482	3,260	8.93	167,567	3,607	8.73
Cash and cash equivalents(5)	769,434	10,009	5.15	967,586	10,977	4.54
Total interest-earning assets	10,537,084	90,644	3.43	10,741,774	89,546	3.34
Other non-interest-earning assets	271,898			263,916
Total assets	$10,808,982			$11,005,690

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$949,909	398	0.17	$989,440	368	0.15
Savings	521,831	143	0.11	541,324	101	0.08
Money market	1,485,672	6,295	1.70	1,620,451	3,184	0.80
Retail certificates	2,339,477	15,685	2.69	2,176,103	11,115	2.07
Commercial certificates	44,083	307	2.80	38,575	197	2.07
Wholesale certificates	155,157	1,617	4.18	127,037	1,175	3.75
Total deposits	5,496,129	24,445	1.78	5,492,930	16,140	1.19
Borrowings(6)	3,520,594	31,449	3.57	3,700,022	31,447	3.42
Total interest-bearing liabilities	9,016,723	55,894	2.48	9,192,952	47,587	2.09
Non-interest-bearing deposits	556,682			574,495
Other non-interest-bearing liabilities	161,360			172,481
Stockholders' equity	1,074,217			1,065,762
Total liabilities and stockholders' equity	$10,808,982			$11,005,690

Net interest income(7)		$34,750			$41,959
Net interest-earning assets	$1,520,361			$1,548,822
Net interest margin(8)(9)			1.32			1.56
Ratio of interest-earning assets to interest-bearing liabilities			1.17x			1.17x

Selected performance ratios:
Return on average assets (annualized)(9)			0.31%			0.52%
Return on average equity (annualized)(9)			3.09			5.33
Average equity to average assets			9.94			9.68
Operating expense ratio (annualized)(10)			1.09			1.04
Efficiency ratio(9)(11)			72.32			60.86
Pre-tax yield on leverage strategy(12)			0.07			0.06

	For the Nine Months Ended
	June 30, 2023			June 30, 2022
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
One- to four-family loans:
Originated	$4,051,068	$101,249	3.33%	$3,973,184	$96,583	3.24%
Correspondent purchased	2,419,202	56,578	3.12	2,040,934	39,832	2.60
Bulk purchased	144,514	1,374	1.27	162,151	1,578	1.30
Total one- to four-family loans	6,614,784	159,201	3.21	6,176,269	137,993	2.98
Commercial loans	1,117,549	41,089	4.85	866,856	26,898	4.09
Consumer loans	102,600	5,766	7.51	91,979	3,195	4.64
Total loans receivable(1)	7,834,933	206,056	3.50	7,135,104	168,086	3.14
MBS(2)	1,173,959	14,121	1.60	1,379,334	14,494	1.40
Investment securities(2)(3)	525,035	2,671	0.68	522,706	2,423	0.62
FHLB stock(4)	170,652	11,025	8.64	132,657	6,166	6.21
Cash and cash equivalents(5)	1,182,559	37,657	4.20	1,305,949	4,931	0.50
Total interest-earning assets	10,887,138	271,530	3.32	10,475,750	196,100	2.49
Other non-interest-earning assets	261,221			362,229
Total assets	$11,148,359			$10,837,979

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$982,372	1,056	0.14	$1,063,280	535	0.07
Savings	536,363	343	0.09	539,152	215	0.05
Money market	1,622,486	12,513	1.03	1,835,666	2,653	0.19
Retail certificates	2,193,096	34,567	2.11	2,236,551	21,230	1.27
Commercial certificates	38,970	608	2.09	123,398	584	0.63
Wholesale certificates	126,567	3,402	3.59	170,051	226	0.18
Total deposits	5,499,854	52,489	1.28	5,968,098	25,443	0.57
Borrowings(6)	3,829,154	96,504	3.35	2,918,291	27,961	1.27
Total interest-bearing liabilities	9,329,008	148,993	2.13	8,886,389	53,404	0.80
Non-interest-bearing deposits	569,239			571,685
Other non-interest-bearing liabilities	175,176			177,081
Stockholders' equity	1,074,936			1,202,824
Total liabilities and stockholders' equity	$11,148,359			$10,837,979

Net interest income(7)		$122,537			$142,696
Net interest-earning assets	$1,558,130			$1,589,361
Net interest margin(8)(9)			1.50			1.82
Ratio of interest-earning assets to interest-bearing liabilities			1.17x			1.18x

Selected performance ratios:
Return on average assets (annualized)(9)			0.46%			0.80%
Return on average equity (annualized)(9)			4.80			7.20
Average equity to average assets			9.64			11.10
Operating expense ratio (annualized)(10)			1.03			1.02
Efficiency ratio(9)(11)			61.78			51.99
Pre-tax yield on leverage strategy(12)			0.13			0.23

(1)Balances are adjusted for unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.
(2)AFS securities are adjusted for unamortized purchase premiums or discounts.
(3)The average balance of investment securities includes an average balance of nontaxable securities of $1.0 million for each of the quarters ended June 30, 2023 and March 31, 2023, and $1.1 million and $2.1 million for the nine-month periods ended June 30, 2023 and June 30, 2022, respectively.
(4)Included in this line, for the quarters ended June 30, 2023 and March 31, 2023, respectively, is FHLB stock related to the leverage strategy with an average outstanding balance of $27.2 million and $44.1 million, respectively, and dividend income of $610 thousand and $1.0 million, respectively, at a weighted average yield of 9.00% and 8.75%, respectively, and FHLB stock not related to the leverage strategy with an average outstanding balance of $119.3 million and $123.5 million, respectively, and dividend income of $2.7 million and $2.7 million, respectively, at a weighted average yield of 8.91% and 8.72%, respectively. Included in this line, for the nine-month periods ended June 30, 2023 and June 30, 2022, respectively, is FHLB stock related to the leverage strategy with an average outstanding balance of $52.0 million and $58.2 million, respectively, and dividend income of $3.4 million and $2.7 million, respectively, at a weighted average yield of 8.65% and 6.12%, respectively, and FHLB stock not related to the leverage strategy with an average outstanding balance of $118.7 million and $74.5 million, respectively, and dividend income of $7.7 million and $3.5 million, respectively, at a weighted average yield of 8.63% and 6.29%, respectively.
(5)The average balance of cash and cash equivalents includes an average balance of cash related to the leverage strategy of $577.2 million and $935.1 million during the quarters ended June 30, 2023 and March 31, 2023, respectively, and an average balance of cash related to the leverage strategy of $1.10 billion and $1.23 billion during the nine-month periods ended June 30, 2023 and June 30, 2022, respectively.
(6)Included in this line, for the quarters ended June 30, 2023 and March 31, 2023, are FHLB borrowings related to the leverage strategy with an average outstanding balance of $604.4 million and $979.2 million, respectively, and interest paid of $7.9 million and $11.3 million, respectively, at a weighted average rate of 5.20% and 4.60%, respectively, and borrowings not related to the leverage strategy with an average outstanding balance of $2.92 billion and $2.72 billion, respectively, and interest paid of $23.5 million and $20.2 million, respectively, at a weighted average rate of 3.23% and 3.00%, respectively. Included in this line, for the nine-month periods ended June 30, 2023 and June 30, 2022, are FHLB borrowings related to the leverage strategy with an average outstanding balance of $1.16 billion and $1.30 billion, respectively, and interest paid of $36.5 million and $4.9 million, respectively, at a weighted average rate of 4.17% and 0.50%, respectively, and borrowings not related to the leverage strategy with an average outstanding balance of $2.67 billion and $1.62 billion, respectively, and interest paid of $60.0 million and $23.0 million, respectively, at a weighted average rate of 2.99% and 1.89%, respectively. The FHLB advance amounts and rates included in this line include the effect of interest rate swaps and are net of deferred prepayment penalties.
(7)Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the average balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.
(8)Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
(9)The tables below provide a reconciliation between performance ratios presented in accordance with accounting standards generally accepted in the United States of America ("GAAP") and the same performance ratios excluding the effects of the leverage strategy, which are not presented in accordance with GAAP. Management believes it is important for comparability purposes to provide the performance ratios without the leverage strategy because of the unique nature of the leverage strategy. The leverage strategy reduces some of our performance ratios due to the amount of earnings associated with the transaction in comparison to the size of the transaction, while increasing our net income.

	For the Three Months Ended
	June 30, 2023			March 31, 2023
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Yield on interest-earning assets	3.43%	0.11%	3.32%	3.34%	0.14%	3.20%
Cost of interest-bearing liabilities	2.48	0.20	2.28	2.09	0.30	1.79
Return on average assets (annualized)	0.31	(0.01)	0.32	0.52	(0.04)	0.56
Return on average equity (annualized)	3.09	0.03	3.06	5.33	0.05	5.28
Net interest margin	1.32	(0.07)	1.39	1.56	(0.15)	1.71
Efficiency Ratio	72.32	(0.12)	72.44	60.86	(0.07)	60.93

	For the Nine Months Ended
	June 30, 2023			June 30, 2022
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Yield on interest-earning assets	3.32%	0.13%	3.19%	2.49%	(0.25)%	2.74%
Cost of interest-bearing liabilities	2.13	0.29	1.84	0.80	(0.05)	0.85
Return on average assets (annualized)	0.46	(0.04)	0.50	0.80	(0.08)	0.88
Return on average equity (annualized)	4.80	0.11	4.69	7.20	0.20	7.00
Net interest margin	1.50	(0.16)	1.66	1.82	(0.22)	2.04
Efficiency Ratio	61.78	(0.42)	62.20	51.99	(0.65)	52.64
(10)The operating expense ratio represents annualized non-interest expense as a percentage of average assets.
(11)The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.
(12)The pre-tax yield on the leverage strategy represents annualized pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentage of total as of the dates indicated. The loan portfolio rate increased 10 basis points and 34 basis points during the current quarter and current year period, respectively, due primarily to one- to four-family correspondent and commercial loan growth at interest rates higher than the existing portfolios, disbursements on higher rate commercial construction loans, and repricing of existing commercial loans to higher market interest rates. The average prepayment speed on one- to four-family loans was 6% during the current quarter, 5% during the prior quarter, and 7% during the quarter ended September 30, 2022.

	June 30, 2023			March 31, 2023			September 30, 2022
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,992,730	3.33%	50.1%	$4,003,823	3.28%	50.3%	$3,988,469	3.20%	53.4%
Correspondent purchased	2,441,772	3.41	30.6	2,468,647	3.39	31.0	2,201,886	3.10	29.4
Bulk purchased	139,571	1.60	1.8	142,527	1.36	1.8	147,939	1.24	2.0
Construction	73,166	3.42	0.9	68,355	3.21	0.8	66,164	2.90	0.9
Total	6,647,239	3.33	83.4	6,683,352	3.28	83.9	6,404,458	3.12	85.7
Commercial:
Commercial real estate	924,142	5.00	11.6	874,718	4.48	11.0	745,301	4.30	10.0
Commercial and industrial	106,609	6.07	1.3	90,200	5.40	1.1	79,981	4.30	1.1
Construction	193,308	5.54	2.4	216,685	6.30	2.7	141,062	5.34	1.9
Total	1,224,059	5.18	15.3	1,181,603	4.89	14.8	966,344	4.45	13.0
Consumer loans:
Home equity	94,810	8.60	1.2	92,506	8.17	1.2	92,203	6.28	1.2
Other	8,632	4.96	0.1	8,664	4.66	0.1	8,665	4.21	0.1
Total	103,442	8.30	1.3	101,170	7.87	1.3	100,868	6.10	1.3
Total loans receivable	7,974,740	3.67	100.0%	7,966,125	3.57	100.0%	7,471,670	3.33	100.0%

Less:
ACL	22,399			19,889			16,371
Deferred loan fees/discounts	31,557			30,830			29,736
Premiums/deferred costs	(42,576)			(43,161)			(38,645)
Total loans receivable, net	$7,963,360			$7,958,567			$7,464,208

Loan Activity: The following table summarizes activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, deferred loan fees/discounts, and premiums/deferred costs. Loans that were paid off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. Commercial loan renewals are not included in the activity presented in the following table unless new funds are disbursed at the time of renewal. The renewal balance and rate are included in the ending loan portfolio balance and rate.

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2023		June 30, 2023
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,966,125	3.57%	$7,471,670	3.33%
Originated and refinanced	235,060	6.61	780,458	5.77
Purchased and participations	62,369	6.69	613,274	5.54
Change in undisbursed loan funds	396		(145,788)
Repayments	(289,200)		(739,192)
Principal (charge-offs)/recoveries, net	(10)		(26)
Other	—		(5,656)
Ending balance	$7,974,740	3.67	$7,974,740	3.67

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average rate, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of June 30, 2023. Credit scores were updated in September 2022 from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

		% of		Credit		Average
	Amount	Total	Rate	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,992,730	60.7%	3.33%	771	60%	$163
Correspondent purchased	2,441,772	37.1	3.41	766	65	417
Bulk purchased	139,571	2.2	1.60	771	56	287
	$6,574,073	100.0	3.32	769	62	213

The following table presents originated and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average rates, weighted average LTVs and weighted average credit scores for the periods indicated. The majority of the correspondent loans purchased during the current quarter were from applications in the pipeline at March 31, 2023 as the Bank continues to reduce correspondent purchases to near zero.

	For the Three Months Ended				For the Nine Months Ended
	June 30, 2023				June 30, 2023
				Credit				Credit
	Amount	Rate	LTV	Score	Amount	Rate	LTV	Score
	(Dollars in thousands)
Originated	$98,257	5.78%	77%	767	$309,474	5.28%	76%	766
Correspondent purchased	35,508	4.61	71	772	402,199	4.99	76	769
	$133,765	5.47	76	768	$711,673	5.12	76	768

The following table summarizes our one- to four-family loan origination and refinance commitments and one- to four-family correspondent loan purchase commitments as of June 30, 2023, along with associated weighted average rates.

	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$75,445	5.98%
Correspondent	3,156	5.77
	$78,601	5.97

Commercial Loans: During the nine months ended June 30, 2023, the Bank originated $416.9 million of commercial loans and entered into commercial loan participations totaling $211.1 million. The Bank also processed commercial loan disbursements, excluding lines of credit, of approximately $402.3 million at a weighted average rate of 5.90%.

As of June 30, 2023, March 31, 2023, and September 30, 2022, the Bank's commercial and industrial gross loan amounts (unpaid principal plus undisbursed amounts) totaled $144.8 million, $130.3 million, and $100.4 million, respectively, and commitments totaled $230 thousand at June 30, 2023.

The following table presents the Bank's commercial real estate and commercial construction loans by type of primary collateral as of the dates indicated. As of June 30, 2023, the Bank had four commercial real estate and commercial construction loan commitments totaling $17.8 million, at a weighted average rate of 6.83%. Because the commitments to pay out undisbursed funds are not cancellable by the Bank, unless the loan is in default, we generally anticipate fully funding the related projects. Of the total commercial real estate and commercial construction undisbursed amounts and commitments outstanding as of June 30, 2023, management anticipates funding approximately $89 million during the September 2023 quarter, $97 million during the December 2023 quarter, $64 million during the March 2024 quarter, and $167 million during the June 2024 quarter or later.

	June 30, 2023				March 31, 2023	September 30, 2022
		Unpaid	Undisbursed	Gross Loan	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount	Amount
		(Dollars in thousands)
Retail building	143	$257,763	$85,466	$343,229	$343,725	$230,153
Senior housing	35	280,453	30,139	310,592	325,475	328,259
Multi-family	41	75,242	234,381	309,623	233,498	122,735
Hotel	13	213,444	21,419	234,863	235,714	181,546
Office building	85	116,251	18,066	134,317	131,698	109,653
One- to four-family property	384	63,697	7,289	70,986	71,704	68,907
Single use building	29	30,043	16,434	46,477	43,171	41,908
Other	116	80,557	4,978	85,535	103,201	53,054
	846	$1,117,450	$418,172	$1,535,622	$1,488,186	$1,136,215

Weighted average rate		5.09%	6.04%	5.35%	5.14%	4.56%

The following table summarizes the Bank's commercial real estate and commercial construction loans by state as of the dates indicated.

	June 30, 2023				March 31, 2023	September 30, 2022
		Unpaid	Undisbursed	Gross Loan	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount	Amount
		(Dollars in thousands)
Kansas	621	$443,903	$201,532	$645,435	$573,346	$423,797
Missouri	177	249,706	88,662	338,368	363,432	296,443
Texas	15	258,774	75,290	334,064	335,724	280,840
Colorado	8	40,929	14,184	55,113	55,194	34,377
Tennessee	2	24,038	18,501	42,539	42,568	—
Nebraska	8	34,710	3,039	37,749	37,867	32,992
Other	15	65,390	16,964	82,354	80,055	67,766
	846	$1,117,450	$418,172	$1,535,622	$1,488,186	$1,136,215

The following table presents the Bank's commercial loan portfolio and outstanding loan commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, as of June 30, 2023.

	Count	Amount
	(Dollars in thousands)
Greater than $30 million	9	$437,982
>$15 to $30 million	19	399,391
>$10 to $15 million	10	120,173
>$5 to $10 million	30	217,742
$1 to $5 million	138	331,248
Less than $1 million	1,261	191,887
	1,467	$1,698,423

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") as of the dates indicated. The amounts in the table represent the unpaid principal balance of the loans less related charge-offs, if any. Of the loans 30 to 89 days delinquent at June 30, 2023, approximately 76% were 59 days or less delinquent. Nonaccrual loans are loans that are 90 or more days delinquent or in foreclosure and other loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies, even if the loans are current. Non-performing assets include nonaccrual loans and OREO.

	Loans Delinquent for 30 to 89 Days at:
	June 30, 2023		March 31, 2023		December 31, 2022		September 30, 2022		June 30, 2022
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	67	$6,377	45	$4,116	56	$4,708	48	$4,134	64	$6,035
Correspondent purchased	20	6,704	10	3,436	4	1,216	7	1,104	9	3,467
Bulk purchased	—	—	3	287	3	865	3	913	4	755
Commercial	6	573	5	389	6	191	—	—	6	706
Consumer	22	469	22	352	24	626	24	345	16	256
	115	$14,123	85	$8,580	93	$7,606	82	$6,496	99	$11,219
30 to 89 days delinquent loans
to total loans receivable, net		0.18%		0.11%		0.10%		0.09%		0.16%

	Non-Performing Loans and OREO at:
	June 30, 2023		March 31, 2023		December 31, 2022		September 30, 2022		June 30, 2022
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	16	$1,582	15	$1,084	13	$1,034	29	$2,919	36	$2,585
Correspondent purchased	8	1,854	7	1,803	14	4,126	12	3,737	9	2,659
Bulk purchased	3	1,149	3	1,212	4	1,492	3	1,148	5	1,807
Commercial	8	1,225	7	1,152	7	1,152	8	1,167	7	1,184
Consumer	3	51	7	51	11	126	9	154	9	174
	38	5,861	39	5,302	49	7,930	61	9,125	66	8,409

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.07%		0.07%		0.10%		0.12%		0.12%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	3	$295	2	$187	3	$219	3	$222	2	$207
Correspondent purchased	—	—	—	—	—	—	—	—	—	—
Bulk purchased	1	257	1	257	—	—	—	—	—	—
Commercial	2	29	3	104	2	84	1	77	1	4
Consumer	1	37	—	—	—	—	1	19	1	19
	7	618	6	548	5	303	5	318	4	230
Total nonaccrual loans	45	6,479	45	5,850	54	8,233	66	9,443	70	8,639

Nonaccrual loans as a percentage of total loans		0.08%		0.07%		0.11%		0.13%		0.12%

OREO:
One- to four-family:
Originated(2)	—	$—	2	$160	2	$161	4	$307	2	$237
Consumer	—	—	—	—	1	21	1	21	1	21
	—	—	2	160	3	182	5	328	3	258
Total non-performing assets	45	$6,479	47	$6,010	57	$8,415	71	$9,771	73	$8,897

Non-performing assets as a percentage of total assets		0.06%		0.06%		0.08%		0.10%		0.09%

(1)Includes loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies even if the loans are current.
(2)Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following table presents loans classified as special mention or substandard at the dates presented. The increase in commercial special mention loans at June 30, 2023 compared to March 31, 2023 was due mainly to three loans in a single commercial relationship where the borrower has experienced some performance issues, but is beginning to trend in a positive direction. Management will continue to closely monitor the borrower's performance.

	June 30, 2023		March 31, 2023		September 30, 2022
	Special Mention	Substandard	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family	$17,935	$15,747	$17,368	$15,636	$12,950	$19,953
Commercial	45,377	1,265	28,441	1,881	565	2,733
Consumer	358	269	296	237	306	354
	$63,670	$17,281	$46,105	$17,754	$13,821	$23,040

Allowance for Credit Losses: The Bank is utilizing a discounted cash flow approach for estimating expected credit losses for pooled loans and loan commitments. Management applied qualitative factors at June 30, 2023 to account for economic uncertainty that may not be adequately captured in the third party economic forecast scenarios and other management considerations related to commercial loans to account for credit risks not fully reflected in the discounted cash flow model.

The following table presents ACL activity and related ratios at the dates and for the periods indicated. The reserve for off-balance sheet credit exposures totaled $4.6 million at June 30, 2023.

	For the Three Months Ended	For the Nine Months Ended
	June 30, 2023	June 30, 2023
	(Dollars in thousands)
Balance at beginning of period	$19,889	$16,371
Charge-offs:
One- to four-family	—	—
Commercial	—	—
Consumer	(11)	(31)
Total charge-offs	(11)	(31)
Recoveries:
One- to four-family	1	2
Commercial	—	1
Consumer	—	2
Total recoveries	1	5
Net (charge-offs) recoveries	(10)	(26)
Provision for credit losses	2,520	6,054
Balance at end of period	$22,399	$22,399

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	0.14	0.31
ACL to non-performing loans at end of period	345.72	345.72
ACL to loans receivable at end of period	0.28	0.28
ACL to net charge-offs (annualized)	611x	667x

The distribution of our ACL and the ratio of ACL to loans receivable, by loan type, at the dates indicated is summarized below. The increase in commercial ACL to loans receivable ratio during the current quarter was due primarily to a worse economic forecast utilized in the model compared to the prior quarter and a slow down in prepayment speeds which lengthen the remaining term of the portfolio.

	Distribution of ACL		Ratio of ACL to Loans Receivable
	June 30,	March 31,	June 30,	March 31,
	2023	2023	2023	2023
	(Dollars in thousands)
One- to four-family	$5,474	$5,434	0.08%	0.08%
Commercial:
Commercial real estate	13,436	11,219	1.45	1.28
Commercial and industrial	929	520	0.87	0.58
Construction	2,321	2,483	1.20	1.15
Total	16,686	14,222	1.36	1.20
Consumer	239	233	0.23	0.23
Total	$22,399	$19,889	0.28	0.25

Securities Portfolio

The following table presents the distribution of our securities portfolio, at amortized cost, at June 30, 2023. Overall, fixed-rate securities comprised 96% of our securities portfolio at June 30, 2023. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully tax-equivalent basis.

	Amount	Yield	WAL
	(Dollars in thousands)
MBS	$1,099,824	1.65%	4.9
U.S. government-sponsored enterprise debentures	519,983	0.64	2.1
Corporate bonds	4,000	5.12	8.9
Municipal bonds	1,030	2.55	4.6
	$1,624,837	1.33	4.0

The following table summarizes the activity in our securities portfolio for the periods presented. The weighted average yields for the beginning and ending balances are as of the first and last days of the periods presented and are generally derived from recent prepayment activity on the securities in the portfolio. The beginning and ending WALs are the estimated remaining principal repayment terms (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2023			June 30, 2023
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,505,808	1.33%	4.3	$1,563,307	1.29%	4.2
Maturities and repayments	(45,964)			(141,357)
Net amortization of (premiums)/discounts	(737)			(2,296)
Change in valuation on AFS securities	(14,240)			25,213
Ending balance - carrying value	$1,444,867	1.33	4.0	$1,444,867	1.33	4.0

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented. The increase in the deposit portfolio rate during the current quarter and current year period was due mainly to higher rates on money market accounts and retail certificates of deposit.

	June 30, 2023			March 31, 2023			September 30, 2022
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$567,764	—%	9.3%	$594,265	—%	9.7%	$591,387	—%	9.5%
Interest-bearing checking	938,722	0.19	15.4	1,001,559	0.16	16.3	1,027,222	0.07	16.6
Savings	509,975	0.12	8.4	539,428	0.07	8.8	552,743	0.06	8.9
Money market	1,436,429	1.94	23.6	1,535,234	0.80	25.0	1,819,761	0.47	29.4
Retail certificates of deposit	2,423,665	3.00	39.8	2,299,829	2.54	37.4	2,073,542	1.34	33.5
Commercial certificates of deposit	43,840	3.25	0.7	43,590	2.71	0.7	36,275	0.97	0.6
Public unit certificates of deposit	172,445	4.26	2.8	130,530	4.01	2.1	93,936	1.61	1.5
	$6,092,840	1.83	100.0%	$6,144,435	1.29	100.0%	$6,194,866	0.63	100.0%

Borrowings

The following table presents the maturity of term borrowings, which consist of FHLB advances and BTFP borrowings, along with associated weighted average contractual and effective rates as of June 30, 2023. Amortizing FHLB advances are presented based on their maturity dates versus their quarterly scheduled repayment dates.

Maturity by		Contractual	Effective
Fiscal Year	Amount	Rate	Rate(1)
	(Dollars in thousands)
2023	$100,000	2.14%	2.14%
2024	990,000	4.26	3.78
2025	650,000	3.26	2.95
2026	575,000	2.81	2.95
2027	440,000	3.02	3.13
2028	235,246	4.82	3.90
	$2,990,246	3.55	3.30

(1)The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents borrowing activity for the periods shown. The borrowings presented in the table have original contractual terms of one year or longer or are tied to interest rate swaps with original contractual terms of one year or longer, and line of credit borrowings are excluded. The effective rate is shown as a weighted average and includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue. The new FHLB borrowings added during the current year period had a WAM of 3.2 years, which is generally a shorter term than what management has selected in prior periods. During the current quarter, management periodically paid off BTFP borrowings and borrowed new BTFP funds to take advantage of lower rates. Because of these transactions, BTFP activity is presented on a net basis in the table below.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2023			June 30, 2023
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,497,664	2.93%	2.3	$2,062,500	2.44%	2.5
Maturities and repayments	(107,418)	1.98		(222,254)	1.89
New FHLB borrowings	100,000	4.17	2.5	650,000	4.47	3.2
BTFP, net	500,000	4.70	1.0	500,000	4.70	1.0
Ending balance	$2,990,246	3.30	2.0	$2,990,246	3.30	2.0

Maturities of Interest-Bearing Liabilities

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail/commercial and public unit amounts, and non-amortizing term borrowings for the next four quarters as of June 30, 2023.

	September 30,	December 31,	March 31,	June 30,
	2023	2023	2024	2024	Total
	(Dollars in thousands)
Retail/Commercial Certificates:
Amount	$253,836	$266,356	$263,365	$369,749	$1,153,306
Repricing Rate	1.76%	2.58%	2.84%	3.64%	2.80%
Public Unit Certificates:
Amount	$28,758	$42,717	$15,250	$30,420	$117,145
Repricing Rate	3.44%	4.30%	4.22%	4.42%	4.11%
Term Borrowings:
Amount	$100,000	$150,000	$65,000	$600,000	$915,000
Repricing Rate	2.14%	3.42%	2.67%	4.25%	3.77%
Total
Amount	$382,594	$459,073	$343,615	$1,000,169	$2,185,451
Repricing Rate	1.98%	3.01%	2.87%	4.03%	3.27%

The following table sets forth the WAM information for our certificates of deposit, in years, as of June 30, 2023.

Retail certificates of deposit	1.5
Commercial certificates of deposit	1.1
Public unit certificates of deposit	0.7
Total certificates of deposit	1.4

Average Rates and Lives
At June 30, 2023, the Bank's gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $(1.00) billion, or (9.7)% of total assets, compared to $(803.5) million, or (8.0)% of total assets, at March 31, 2023. The change in the one-year gap amount was due primarily to an increase in the amount of liability cash flows coming due in one year at June 30, 2023 compared to March 31, 2023, partially offset by an increase in the amount of asset cash flows coming due for the same time period. This was due primarily to an increase in the amount of certificates of deposit and borrowings scheduled to mature within one year as of June 30, 2023 compared to March 31, 2023.

The amount of interest-bearing liabilities expected to reprice in a given period is not typically significantly impacted by changes in interest rates, because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of June 30, 2023, the Bank's one-year gap is projected to be $(1.19) billion, or (11.6)% of total assets. The change in the gap compared to when there is no change in rates is due to lower anticipated net cash flows primarily as a result of lower prepayments on mortgage-related assets in the higher rate environment. This compares to a one-year gap of $(862.4) million, or (8.6)% of total assets, if interest rates were to have increased 200 basis points as of March 31, 2023.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of June 30, 2023. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Securities	$1,444,867	1.33%	4.2		14.7%
Loans receivable:
Fixed-rate one- to four-family	5,666,144	3.26	6.9	71.1%	57.4
Fixed-rate commercial	422,245	4.42	3.3	5.3	4.3
All other fixed-rate loans	81,175	4.14	7.5	1.0	0.8
Total fixed-rate loans	6,169,564	3.35	6.7	77.4	62.5
Adjustable-rate one- to four-family	907,929	3.58	4.0	11.4	9.2
Adjustable-rate commercial	801,814	5.69	7.7	10.0	8.1
All other adjustable-rate loans	95,433	8.08	3.0	1.2	1.0
Total adjustable-rate loans	1,805,176	4.76	5.6	22.6	18.3
Total loans receivable	7,974,740	3.67	6.4	100.0%	80.8
FHLB stock	116,012	8.97	2.3		1.2
Cash and cash equivalents	329,409	4.82	—		3.3
Total interest-earning assets	$9,865,028	3.43	5.8		100.0%

Non-maturity deposits	$2,885,126	1.05	6.6	52.2%	33.9%
Retail certificates of deposit	2,423,665	3.00	1.5	43.9	28.5
Commercial certificates of deposit	43,840	3.25	1.1	0.8	0.5
Public unit certificates of deposit	172,445	4.26	0.7	3.1	2.0
Total interest-bearing deposits	5,525,076	2.02	4.1	100.0%	64.9
Term borrowings	2,990,246	3.30	2.0		35.1
Total interest-bearing liabilities	$8,515,322	2.47	3.4		100.0%